Exhibit 5.1
August 11, 2026
Hyliion Holdings Corp.
1202 BMC Drive, Suite 100
Cedar Park, Texas 78613
Ladies and Gentlemen:
We have acted as counsel to Hyliion Holdings Corp., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the offer and sale from time to time (the “Offering”) by the Company of shares of the Company’s common stock, par value $0.0001 per share (the “Securities”), with an aggregate sales price of up to $100.0 million, which may be offered and sold from time to time pursuant to the Sales Agreement, dated August 11, 2026 (the “Sales Agreement”), by and among the Company, Needham & Company, LLC and Northland Securities, Inc. (together, the “Sales Agents”).
A copy of the Sales Agreement was filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2026.
The Securities will be offered for sale pursuant to a prospectus supplement dated August 11, 2026 (the “Prospectus Supplement”), that will be filed with the Commission pursuant to Rule 424(b)(5) on or after August 11, 2026, to a prospectus dated March 5, 2026 (as amended and supplemented by the Prospectus Supplement, the “Prospectus”) that constitutes a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-293712), filed with the Commission on February 25, 2026 (the “Registration Statement”) and declared effective by the Commission on March 5, 2026.
In rendering the opinions set forth below, we have reviewed (i) the Sales Agreement; (ii) the Registration Statement; (iii) the Prospectus Supplement; (iv) the Prospectus; (v) the Second Amended and Restated Certificate of Incorporation of the Company; (vi) the Amended and Restated Bylaws of the Company; (vii) resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the Registration Statement, the Offering, the Sales Agreement and related matters, including those resolutions authorizing the Company’s Chief Executive Officer and Chief Financial Officer (each individually a “Pricing Officer,” and collectively, the “Pricing Officers”) to, among other things, effect sales under the Sales Agreement; and (viii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed such questions of law as we considered appropriate. As to matters of fact relevant to the opinions expressed below, and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
For purposes of rendering the opinions set forth below, we have made the following assumptions:

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(i)each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;
(ii)each person signing the documents that we reviewed has the legal capacity and authority to do so;
(iii)each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;
(iv)no stop orders suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Securities are offered or issued as contemplated by the Registration Statement and the Prospectus;
(v)all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, Prospectus, Prospectus Supplement and Sales Agreement; and
(vi)the Sales Agreement has been duly authorized and validly executed and delivered by the Sales Agents and constitutes a legal, valid and binding obligation of the Sales Agents, and the Sales Agents have the requisite organizational and legal power and authority to perform their obligations under the Sales Agreement.
Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Securities to be issued and sold by the Company as contemplated by the Sales Agreement have been duly authorized for issuance and, upon approval of the terms of any sale of Securities pursuant to the Sales Agreement by a Pricing Officer pursuant to the Resolutions and payment and delivery in accordance with the Sales Agreement, the Prospectus Supplement and the Prospectus, will be validly issued, fully paid and non-assessable.
The foregoing opinions are limited in all respects to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom.

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We hereby consent to the filing of this opinion as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, to be filed on or about the date hereof, and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.